Mail Stop 3561
							January 25, 2006
Mr. Philippe Porcher
Chairman and CEO
BGF Industries, Inc.
3802 Robert Porcher Way
Greensboro, NC 27410

Re:	BGF Industries, Inc.
      Form 10-K-F for the Fiscal Year Ended December 31, 2004
      Filed March 31, 2005


      Form 10-QSB for the Fiscal Quarter Ended September 30, 2005
      Filed November 10, 2005
      File No. 1-14906

Dear Mr. Porcher:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.


      Sincerely,


	Michael Moran
      Branch Chief